EN-101/BL-7040

LICENSE AGREEMENT
June 23, 2011

LICENSE AGREEMENT

Made in Jerusalem as of this 23rd day of June, 2011 (the “Effective Date”) by and between:

YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM LTD., of Hi Tech Park, Edmond J. Safra Campus, Givat Ram, Jerusalem 91390, Israel, Fax: +972-2-658 6689; email: Shoshi.Keynan@yissum.co.il, Attention: Shoshi Keynan ( “Yissum”) of the one part; and

BIOLINERX LTD., a company organized under the laws of Israel, having a place of business at 19 Hartum Street, P.O. Box 45158, Jerusalem, 91450, Israel, fax: +972-2-548-9101, Attention: CFO, (the “Company”), of the second part;

WHEREAS
Yissum declares and the Company acknowledges that the Licensed Technology was formerly licensed by Yissum to another commercial company (the “Former Licensee”) under a research and license agreement (the “Former License Agreement”); and

WHEREAS
Yissum declares that upon the termination of the Former License Agreement, and pursuant to its terms, the license to the Former Licensee was also terminated, and all rights in the Licensed Technology reverted in full to Yissum; and

WHEREAS:
In the course of research at the Hebrew University of Jerusalem, the Researcher (as defined herein) developed certain technology relating to a compound known as EN-101 disclosed in the patent applications set forth in Appendix A; and

WHEREAS:	The rights and title to the patents and patent applications listed in Appendix A vest solely with Yissum; and

WHEREAS:	The Company wishes to obtain a license from Yissum for the commercialization of the Licensed Technology, as defined herein; and

WHEREAS:	Yissum agrees to grant the Company such a license, all in accordance with the terms and conditions of this Agreement.

NOW THEREFORE THE PARTIES DO HEREBY AGREE AS FOLLOWS:

1.	Interpretation and Definitions

1.1.	The preamble and appendices annexed hereto constitute an integral part hereof and shall be read jointly with its terms and conditions.

1.2.	In this Agreement, unless otherwise required or indicated by the context, the singular shall include the plural and vice-versa, the masculine gender shall include all other genders.

1.3.	The headings to the sections in this agreement are for the sake of convenience only and shall not serve in the interpretation of the Agreement.

1.4.	In this Agreement the following capitalized terms shall have the meanings appearing alongside them, unless provided otherwise herein:

1.4.1.
“Additional Ingredient” shall mean any compound or substance which (i) is contained in a product and (ii) when administered to a patient has a therapeutic or prophylactic clinical effect independent of a Product, either directly or by acting synergistically with or otherwise enhancing the effect of other compounds or substances contained in such product.

1.4.2.	“Affiliate” means any person, organization or entity Controlling, Controlled by or under common Control with the Company.

1.4.3.	“Agreement” means this agreement together with all the appendices and annexes hereto.

1.4.4.	“Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect.

1.4.5.	“Combination Product” shall mean a product, substance or device which comprises a Product and at least one Additional Ingredient.

1.4.6.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of a person, organization or entity, whether through the ownership of securities, by contract or otherwise.  Without limitation, “Control” shall be presumed to exist when a person, organization, or entity (i) owns or directly controls fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity; or (ii) possess directly or indirectly the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the organization or other entity.

1.4.7.	“Development Plan” shall have the meaning set out in Section 4.1 and any amendments thereof.

1.4.8.
“Development Results” means the results of the activities carried out pursuant to the Development Plan or any amendments thereof, including any invention, Patent, product, material, method, process, technique, know-how, data, information or other result which do not form part of the Licensed Technology, discovered in the course of or arising from the performance by the Company of the development work pursuant to Section 4 below, including any regulatory filing or approval, filed or obtained by the Company in respect of the Products, as well as information, material, results, devices and Licensed Technology arising therefrom.  For the purpose of Section 15.4 herein, the term “Development Results” shall include not only the results of any of the above activities, but also the activities themselves, to the extent that are still in process, and the control of the activities.

1.4.9.
“First Commercial Sale” means the selling of a Product by the Company, an Affiliate and/or by a Sublicensee or sub-Sublicensee – after regulatory marketing approval – in a single transaction or a series of related transactions with a third party who is not an Affiliate, which commences an ongoing stream of sales.  For the avoidance of doubt, sales of the Product prior to regulatory marketing approval or sales for test marketing, sampling and promotional uses, compassionate or similar use shall not be considered to constitute a First Commercial Sale.

1.4.10.
“Government Programs” shall mean the Biotech Incubators Program of the Office of the Chief Scientist of the Israeli Ministry of Industry and Trade, and any other funding programs sponsored by the Israeli or other governments.

1.4.11.
“Grants” shall mean any funds or benefits received by the Company from governmental, quasi-governmental or other non-profit sources for the development of Products, or other benefits, including, but not limited to, grants provided within the context of Government Programs.

1.4.12.
“Licensed Technology” means (i) the patents identified in Appendix A attached hereto; (ii) any information, materials, results, devices and/or know how ancillary thereto developed by Yissum and/or the Yissum Scientist prior to the signing of this Agreement; and (iii) any Patent resulting from (ii) hereinabove, or claiming priority or deriving from (i) or (ii) hereinabove.

1.4.13.	“License” shall mean the License, as such term is defined in Section 2.

1.4.14.
“M&A Transaction” shall mean a transaction in which all or substantially all of the assets to which the subject matter of this Agreement relates or all or substantially all of the assets or share capital of the Company are acquired by or assigned to a third party.

1.4.15.	“Net Sales” means

(a)	all amounts in respect whereof invoices are issued by the Company or an Affiliate; and/or

(b)
the fair market value of non-monetary consideration received in connection with the sale of Products by the Company or its Affiliates to non-Affiliated third parties, after deduction of: (i) all discounts and returns given in respect of such sales; (ii) sales taxes, including VAT; (iii) Third Party Royalties; and (iv) outbound transportation, packing and delivery charges, as well as prepaid freight (including shipping insurance).  Such deductions shall be directly related to the sale of Products and shall have been incurred in the regular course of business of the Company or Affiliate.  For the sake of clarity, any payment or rebate received by the Company or Affiliate from any governmental agency directly in relation to sales shall be considered as Net Sales.

In the event of sales made through a distributor or marketing agent, the sales made by such distributors and/or marketing agent shall be deemed Net Sales of the Company for the purposes of this Agreement and amounts paid by the Company to such distributor or marketing agent as commissions or marketing fees for such sales shall be deducted from such Net Sales.

In the event of sales or deductions not made at “arms length”, then for the purpose of calculation of Royalties to Yissum, Net Sales shall be calculated in accordance with arms length prices for sale of Products to end users and arm’s length deductions, to be determined by the current market conditions, or in the absence of such conditions, according to the assessment of a independent appraiser to be selected by the parties.

1.4.16.
“Patents” means (i) all patents, patent applications, including provisional applications, and any patents and patent applications that claim priority therefrom; (ii) all divisions, continuations, continuations-in-part, re-examinations, reissues, substitutions, or extensions – including without limitation US Patent Term Extensions (PTEs), European Supplementary Protection Certificates (“SPCs”) or equivalents thereof – and any and all patents issuing from, and inventions, methods, processes, and other patentable subject matter disclosed or claimed in, any and all of the foregoing.

1.4.17.
“Phase II Clinical Trial” means a human clinical trial in any country conducted to evaluate the effectiveness of a drug for a particular indication or indications in patients with the disease or condition under study and, possibly, to determine the common short-term side effects and risks associated with the drug.  In the United States, “Phase II Clinical Trial” means a human clinical trial that satisfies the requirements of 21 C.F.R. § 312.21 (b) or its foreign equivalent.

1.4.18.
“Phase III Clinical Trial” means the initial controlled and lawful study in humans of the safety and efficacy of such product for such indication, which is prospectively designed to demonstrate statistically whether such product is safe and effective for use for such indication in order to file an application for regulatory approval with respect to such product for such indication. In the United States, “Phase III Clinical Trial” means the phase of the clinical investigation as defined in 21 C.F.R. §312.21(c) or its foreign equivalent.

1.4.19.
“Product” means any product and/or process that comprises, contains or incorporates the Licensed Technology and/or the Development Results or any part thereof, or that uses the Licensed Technology and/or the Development Results as a basis for subsequent modifications that are standard in drug development including, without limitation, the construction of pro-drugs, and modified compounds based on the Licensed Technology that work essentially in a physiologically analogous manner to the Licensed Technology.

1.4.20.	“Regulatory Agency” means the FDA or equivalent licensing agency in any jurisdiction.

1.4.21.	“Royalties” shall have the meaning set out in Section 6.2, below.

1.4.22.
“Royalty Term” shall mean the period beginning on the First Commercial Sale of a Product and expiring, on a country-by-country basis, on the occurrence of the later of: (a) the expiration in such country of the last-to-expire Patent with a Valid Claim; or (b) the elapse of fifteen (15) years from the date of the First Commercial Sale in such country.

1.4.23.
“Sublicense” means any grant by the Company or its Affiliates of any of the rights granted under this Agreement or any part thereof; including the right to develop, manufacture, market, sell or distribute the Licensed Technology and/or any Product.

1.4.24.
“Sublicense Considerations” means any proceeds and/or consideration and/or benefit of any kind whatsoever that the Company actually received from a Sublicensee as a direct or indirect result of the grant of a Sublicense or an option thereto; provided, however, that in the event that the Company receives non-monetary consideration in connection with a Sublicense or the grant of an option to obtain a Sublicense or in the case of transactions not at arm’s length, Sublicense Considerations shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business.  For the avoidance of doubt, Sublicense Considerations shall not include any amounts received as Grants, in connection with Government Programs, or otherwise as research grants from national or international not-for-profit funding bodies, or in connection with an M&A Transaction.

1.4.25.	“Sublicense Fees” shall have the meaning set out in Section 7.3, below.

1.4.26.
“Sublicensee” means any third party to whom the Company shall grant a Sublicense or option thereto.  For the sake of clarity, Sublicensee shall include sub-sublicensees through a chain of sublicenses, if permitted hereunder, and any other third party to whom such rights shall be transferred, assigned, or who may assume control thereof by operation of law or otherwise.  The provisions of this Agreement that relate to Sublicensees shall apply to such sub-sublicensees.

1.4.27.
“Third Party Royalties” means royalties calculated on any amount invoiced by the Company, an Affiliate or a Sublicensee in connection with the sale of a Product and actually paid by the Company, an Affiliate or a Sublicensee to a third party for the right to use patents of such third party, without which right of use the Company, an Affiliate or the Sublicensee would not be entitled to develop, manufacture and sell such Product, provided that the duty to pay the royalty to such third party has been established at arm’s-length and in good faith and is set out in a written agreement.

1.4.28.	“University” means the Hebrew University of Jerusalem and/or each of its branches.

1.4.29.
“Valid Claim” shall mean a claim of an issued Patent included within the Licensed Technology and/or the Development Results, which claim has not lapsed, been cancelled or become abandoned irrevocably and has not been declared invalid or unenforceable by an un-reversed and un-appealable decision or judgment of a court or other appropriate body of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.  For the avoidance of doubt, the term “Valid Claim” shall include any extension of the exclusivity period under a claim of an issued patent included within the Licensed Technology through patent term extension, European Supplementary Protection Certificate (“SPC”), US Patent Term Extensions (PTEs), or any other arrangement whereby the exclusivity period of any patent within the Licensed Technology or any part thereof is extended.

1.4.30.	“Yissum Scientist” shall mean Professor Hermona Soreq and any researcher, student or technician working under the direction of the Yissum Scientist.

2.	The License

2.1.
Yissum hereby grant the Company an exclusive worldwide license under Yissum’s rights in the Licensed Technology to develop, have developed, manufacture, have manufactured, use, market, distribute, export, import and/or sell Products, in accordance with this Agreement (hereinafter: the “License”).  For purposes of this Section 2.1, the term “exclusive” means that, for as long as this Agreement is in force, Yissum shall not have any right to grant such licenses or rights to any third party or engage in any of the foregoing.

2.2
For the avoidance of doubt, the grant of the License in Section 2.1 above, shall not derogate from the right of Yissum and the Hebrew University of Jerusalem (including their respective employees and students) to make non-commercial, academic use of the Licensed Technology at the Hebrew University of Jerusalem, including academic research sponsored by third parties and teaching; provided, however, that no commercial or other rights may be granted to such third parties that would interfere or conflict with the License granted to the Company pursuant to this Agreement.

2.3
In addition, Yissum may grant licenses under the Licensed Technology to third party academic or research institutions for non-commercial, academic research and teaching purposes only, and may transfer any materials arising under this Agreement to such institutions for such use; provided, however, that any such transfer is made pursuant to a material transfer agreement substantially in the form attached hereto as Appendix C; and provided further that any results generated as a result of the performance of such non-commercial, academic research and teaching shall be the sole property of Yissum and exclusively licensed to the Company under the License.  For the avoidance of doubt, it is clarified that the Yissum Scientist shall not be entitled to transfer materials supplied by the Company to any third party whatsoever, except in order to perform their obligations pursuant to this Agreement.

3.	Term of the License

The License shall remain in effect unless this Agreement is earlier terminated pursuant to the provisions of Section 14.

4.	Development and Commercialization; Steering Committee; Funding

4.1.
The Company undertakes, shall be responsible for, and shall exert reasonable commercial efforts in carrying out the development, regulatory, manufacturing and marketing work necessary to develop and commercialize Products in accordance with the written plan and estimated timetable for the development and the commercialization of Products (herein the “Development Plan”) a copy of which is attached hereto as Appendix B.  The Development Plan may be modified from time to time by the Company as required in order to achieve the commercialization goals set forth above.  All terms and conditions of the License and this Agreement shall apply to the modified Development Plan and the results thereof.  The breach of any of the Company’s undertakings and obligations detailed in this sub-section 4.1 shall be considered a material breach of this Agreement.

4.2.	Upon completion of the development of any Product, the Company undertakes to use commercially reasonable efforts to maximize Net Sales of such Product on a regular and consistent basis.

4.3.
The parties shall establish a steering committee (the “Committee”) to oversee the exercise of the License.  The Company and Yissum shall each be entitled to designate up to three representatives to the Committee (the “Representatives”), which shall meet at least twice per calendar year.  The Representatives shall be bound by the confidentiality arrangements set out in this Agreement.  The Company shall consult with Yissum, via the Yissum Representatives, in respect of significant decisions related to the exercise of the License.  In the event of a material disagreement between the Representatives regarding the exercise of the License, either party may request that the Chairmen of the Boards of Directors of the parties attempt to resolve the matter.  For the avoidance of doubt, the Committee shall be a forum for the exchange of information between the parties with respect to the foregoing matters, shall act only in an advisory capacity and shall not have decision-making powers.

4.4.
The Company shall (i) provide Yissum via Yissum’s Representatives with periodic reports not less than once per every six (6) months concerning all material activities undertaken in respect of the exercise of the License, (ii) keep Yissum informed via Yissum’s Representatives on a timely basis concerning all material activities and changes to the Development Plan undertaken in respect of the exercise of the License, and (iii) at Yissum’s request, from time to time, provide Yissum with further information relating to the Company’s activities in exercise of the License.  The periodic reports shall include a summary of the Development Results and any other related work effected by the Company or by any Affiliate or Sub-Licensee during the six (6) month period prior to the report (“Development Reports”).  Development Reports shall also set forth a general assessment regarding the achievement of any milestones, the projected – or actual – completion date of the development of a Product and the marketing thereof, and detail all proposed changes to the Development Plan, including the reasons therefor.

4.5.
No Party shall accept any funding from any third party for research relating or connected to Licensed Technology that would prejudice the rights of any other Party under this Agreement.  Notwithstanding the foregoing, the Company may apply for Grants as part of Government Programs for the funding of the development and commercialization of Products.  Yissum acknowledges, understands and agrees that if the Company receives Grants and the associated Government Programs so require, this Agreement will become subject to the applicable laws and regulations governing such Grants including, without limitation, the Law for the Encouragement of Industrial Research and Development, 5744-1984 as amended or supplemented from time to time and all regulations promulgated thereunder, the rules and regulations of the Office of the Chief Scientist (the “OCS”) and the relevant directives of the Director General of the Ministry of Trade, Industry and Employment, and the rules and regulations of the Incubator Program of the OCS.

5.	Sublicenses

5.1.
The Company shall be entitled to grant Sublicenses.  Such Sublicenses shall be made for consideration and in arm’s length transactions.  For the sake of clarity, sublicenses to Affiliates of the Company shall not be considered Sublicenses under this Agreement.

5.2.
Sublicenses shall only be granted pursuant to written agreements, which shall be in compliance and not inconsistent with the terms and conditions of this Agreement (except that the consideration may be different than as set forth in this Agreement).  Each such sublicense agreement shall contain, inter alia, provisions to the following effect:

5.2.1.	All provisions necessary to ensure the Company’s ability to perform its obligations under this Agreement, including reporting and audit requirements;

5.2.2.
Provisions regarding (i) development and commercialization of Products; (ii) the granting of sub-Sublicenses; (iii) reporting and accounting; (iv) Patent registration, extension and maintenance; (v) Patent rights protection; (vi) confidentiality; (vii) ownership; and (viii) liability and indemnification; that place upon the Sublicensee obligations that are not less restrictive than those placed on the Company under this Agreement;

5.2.3.
Every Sublicense agreement shall also provide that in the event of termination of the Licenses (in whole or in part – e.g. termination in a particular country), any existing agreements that contain a Sublicense of, or other grant of right with respect to, Licensed Technology shall terminate (or – if such agreements relate to technology other than the Licensed Technology – the portions relating to the Sublicense or other rights with respect to the Licensed Technology shall terminate); provided, however, that, for each Sublicensee, upon termination of the Sublicense agreement with such Sublicensee, if the Sublicensee is not then in breach of such Sublicense agreement with the Company such that the Company would have the right to terminate such Sublicense, Yissum shall be obligated to act in one of the two following ways, (the election as to which of the two ways shall be at Yissum’s discretion): (i) enter into a new agreement with such Sublicensee on substantially the same terms as those contained in such Sublicense agreement; provided, however, that such terms shall be amended, if necessary, to the extent required to ensure that such Sublicense agreement does not impose any obligations or liabilities on Yissum which are not included in or are greater in scope than Yissum’s obligations or liabilities under this Agreement; or (ii) require the Sublicensee to enter into a license agreement with Yissum under the same terms and conditions as those contained in this Agreement.

5.3.
In addition to the foregoing, the Company shall ensure that any Sublicense shall include terms that bind the Sublicensee to observe the terms of this Agreement, the breach of which shall be a fundamental breach resulting in the prompt termination of the Sublicense.  In such an event, the Company undertakes to take all reasonable steps to enforce such terms upon the Sublicensee, including the termination of the Sublicense.  In all cases, the Company shall immediately notify Yissum of any breach of the terms of a Sublicense, and shall copy Yissum on all correspondence with regard thereto.

5.4.
The Company shall inform Yissum of any advanced negotiations to grant a Sublicense and provide Yissum with a description of the general terms of any proposed sublicense at least fifteen (15) days prior to contemplated execution of a Sublicense agreement.  In addition, the Company shall provide Yissum with the proposed final text of the Sublicense agreement prior to execution thereof, and shall endeavor to do so at least seven (7) working days before the contemplated execution of the Sublicense agreement.  For the avoidance of any misunderstandings between the parties, Yissum acknowledges that, as is often the case with commercial negotiations, the terms of such proposed final text may be subject to revision immediately prior to execution, provided always that the final text after revision shall be in compliance and not inconsistent with the terms and conditions of this Agreement.

Upon submission of the proposed terms of any sublicense agreement for Yissum’s review, the Company shall also (i) fully disclose and submit to Yissum all documentation relating to the Sublicense reasonably necessary to evaluate the terms of the proposed sublicense agreement; (ii) adequately disclose to Yissum any other business connection which it or any of its Affiliates now have or are in the process of forming with the proposed Sublicensee which may reasonably affect the decision of the Company regarding the terms and conditions of the Sublicense; and (iii) notify Yissum in writing whether the proposed Sublicensee is an Affiliate or is otherwise related to the Company.

For the avoidance of doubt, it is understood that for purposes of this Section 5.4, a sublicense to an Affiliate shall be considered a Sublicense.

5.5.
Any act or omission of the Sublicensee which is not promptly remedied by the Company or the Sublicensee and which would have constituted a breach of this Agreement by the Company had it been an act or omission of the Company, and which the Company has not made best efforts to promptly cure, including termination of the Sublicense, shall constitute a breach of this Agreement by the Company.

5.6.
A Sublicensee shall be entitled to Sublicense its rights under a Sublicense agreement, and so forth through a chain of sublicenses, provided, however, that each such sublicense shall be subject to execution of a written agreement consistent with the terms of this section, and shall be made for consideration and in arm’s length transactions.

5.7
The Company shall provide Yissum with a copy of each executed Sublicense agreement and each sublicense agreement in a chain of sublicenses as detailed in Section 5.6, above, within fifteen (15) days of the later of (i) its execution by all parties to such agreement; or (ii) the receipt of an executed copy of such agreement by the Company.

6.	Consideration

In consideration for the grant of the License, the Company shall pay Yissum the following consideration:

6.1.	a non-refundable License Fee (the “License Fee”), payable in the following installments:

6.1.1.	$150,000 to be paid upon the completion of the dosing of the last patient to be enrolled in the first Phase II Clinical Trial anywhere in the world with respect to a Product; and

6.1.2.	$450,000 to be paid upon the enrollment of the first patient in a Phase III Clinical Trial anywhere in the world with respect to a Product.

6.2.
Royalties at a rate of 4.5% of Net Sales of any Product on a Product-by-Product and country-by-country basis during the Royalty Term in the event that the Company itself or any of its Affiliates will actually manufacture and/or sell Products (the “Royalties”).  Notwithstanding the above, the royalty rate of Royalties shall be reduced to 2% with respect to the sales of a Product by the Company or any of its Affiliates in a particular country after the expiration in such country of the last-to-expire Patent with a Valid Claim and during the remainder of the Royalty Term.

Notwithstanding anything to the contrary set forth herein, in the event a Product is sold by the Company or an Affiliate of the Company in the form of a Combination Product, Net Sales from such Combination Product, for purposes of determining royalty payments, shall be determined by multiplying the actual Net Sales of such Combination Product during the applicable royalty reporting period, by the fraction A/(A+B) where: “A” is the average sale price of the Product contained in the Combination Product when sold separately by the Company or its Affiliate; and “B” is the average price of the other Additional Ingredients included in the Combination Product when sold separately by its supplier, in each case during the applicable royalty reporting period or if sales of both the Product and/or other Additional Ingredients did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred.  In the event that such average sale price cannot be determined for both the Product and all other Additional Ingredients included in the Combination Product, Net Sales for the purpose of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Products by the fraction of C/(C+D) where “C” is the fair market value of the Product; and “D” is the fair market value of all other Additional Ingredients included in the Combination Product.  In such event, the parties shall negotiate in good faith to arrive at a determination of the respective fair market values of the Product and all other Additional Ingredients included in the Combination Product.

6.2.1.
Sublicense fees (“Sublicense Fees”) for as long as the Company receives any Sublicense Considerations from any Sublicensee, at a rate of: 29.5% of Sublicense Considerations prior to the completion of the dosing of the last patient to be enrolled in the first Phase II Clinical Trial anywhere in the world; and

6.2.2.	28% of Sublicense Considerations following completion of the dosing of the last patient to be enrolled in the first Phase II Clinical Trial anywhere in the world.

6.3.
Notwithstanding the foregoing set out in Section 6 above, the consideration that the Company is required hereunder to actually pay Yissum as a result of royalties or other sales related consideration that the Company receives from its licensees (termed Sublicensees under this Agreement) will in no event be less than three and a half percent (3.5%) of the amount of Net Sales which form the basis for computation of the royalties paid to the Company by such licensees (termed Sublicensees hereunder) of the Company.

6.4.
In the event that the Company sublicenses or assigns its rights to the Licensed Technology and the Development Results to a corporate entity (the “Entity”) established by the Company for the sole purpose of developing and commercializing the Licensed Technology and the Development Results, the Company will promptly notify Yissum thereof and Yissum shall have the option, exercisable by written notice to the Company not later than thirty (30) days from the date of such notice, to receive 12.5% of the Entity’s ordinary shares and reduced Royalties and Sublicense Fees pursuant to this Agreement equal to 1.875% and 12.5% respectively.

6.5.
In the event that any US federal agency, department or institution exercises any rights pursuant to that certain Assistance Agreement dated July, 1999 pursuant to which development funds were provided by the US Army Medical Research Acquisition Activity to the Hebrew University of Jerusalem, the Parties agree that the commercial impact of the aforementioned exercise of rights shall be equitably allocated between the Parties by way of a readjustment of the commercial terms of this Agreement to be negotiated in good faith between the parties.

7.	Reports and Accounting

7.1.
Sixty (60) days after the end of each Calendar Quarter commencing from the date of the First Commercial Sale by the Company or its Affiliate, the grant of a Sublicense or the receipt of Sublicense Consideration, generating a right to Royalties or Sublicense Fees under this Agreement, the Company shall furnish Yissum with a quarterly report (“Quarterly Report”) detailing the total sales effected and/or Sublicense Consideration received during the preceding Calendar Quarter and the total Royalties and Sublicense Fees due to Yissum in respect of that period.  The Quarterly Report shall be provided whether or not Royalties and/or Sublicense Fees are payable in a particular Calendar Quarter.

7.2.
The Company shall give Yissum written notice of (a) the First Commercial Sale of any Product by itself or by any Affiliate or by any Sublicensee; and/or (b) the first receipt of Sublicense Consideration within Sixty (60) days thereof.

7.3.
The Quarterly Reports shall contain full particulars – country-by-country and Product-by-Product – of all sales made by the Company and/or Affiliates and of all Sublicense Consideration received, including a breakdown of the number of Products sold, discounts, returns, the currency in which the sales were made, invoice date and all other data enabling the Royalties and Sublicense Fees payable to be calculated accurately.

7.4.	On the date prescribed for the submission of each Quarterly Report, the Company shall pay the Royalties and Sublicense Fees due to Yissum, if any, for the reported period.

7.5.
The value of each sale shall be computed on the date of sale in US Dollars based on the rates published in the Wall Street Journal on the last business day prior to actual payment.  The Royalties shall be computed and paid in US Dollars, Euros or New Israeli Shekels.  Payment of Value Added Tax – or of any analogous foreign tax, charge or levy (if charged), applicable to the sale of Products shall be added to each payment in accordance with the statutory rate in force at such time.  Sublicense Fees shall be paid in US Dollars, Euros or New Israeli Shekels.

7.6.
The Company shall keep full and correct books of account in accordance with Generally Accepted Accounting Principles as required by Israeli accounting standards enabling the Royalties and Sublicense Fees to be calculated accurately.  The Company shall ensure that Sublicensees, if any, also keep such books of account as aforesaid.  The CEO or CFO of the Company shall certify in writing that all the particulars mentioned in each Quarterly Report are correct and accurate.  Starting from the first calendar year after the first sale generating Royalties, or the first grant of a Sublicense, whichever occurs first, an annual report, authorized by a certified public accountant, shall be submitted at the end of each calendar year, detailing Net Sales and Sublicense Considerations, Royalties and Sublicense Fees, both due and paid (the “Annual Reports”).

The Company shall and shall require and cause its Affiliates and Sublicensees to retain the foregoing books of account for five (5) years after the end of each calendar year during the period of this Agreement, and, if this Agreement is terminated for any reason whatsoever, for five (5) years after the end of the calendar year in which such termination becomes effective.

7.7.
Yissum shall be entitled to appoint an independent certified public accountant or such other professional as the parties may agree from time to time (the “Representative”), and who is subject to reasonably acceptable confidentiality arrangements with the Company and/or its Affiliates, to inspect during normal business hours the Company’s and its Affiliates’ books of account, records and other relevant documentation to the extent relevant or necessary for the sole purpose of verifying the performance of the Company’s payment obligations under this Agreement, and the calculation of amounts due to Yissum under this Agreement and of all financial information provided in the Quarterly Reports, provided that Yissum shall coordinate such inspection with the Company and/or its Affiliate (as the case may be) in advance.  In addition, Yissum may request that the Company, through the Representative, inspect during normal business hours the books of account, records and other relevant documentation of any Sublicensees, to the extent relevant or necessary for the sole purpose of verifying the performance of the Company’s payment obligations under this Agreement, and the calculation of amounts due to Yissum under this Agreement and of all financial information provided in the Quarterly Reports, and the Company shall cause such inspection to be performed.

Such Representative shall not disclose to Yissum or any third party any information and documents gained during the course of such inspection, except that the Representative may disclose to Yissum and the Company information gained during the course of such inspection relating to the accuracy of reports and payments delivered under this Agreement.  The Company shall take all commercially reasonable steps so that all such books of account, records and other relevant documentation of the Company and/or its Affiliates are available for inspection as aforesaid at a single location.  Subject to the terms and conditions hereof, the right of inspection shall include the right of the Representative to make copies of relevant documents.

The parties shall reconcile any underpayment or overpayment within thirty (30) days after the Representative deliver the results of the audit; any underpayment shall be subject to interest in accordance with the terms of sub-section 7.8, below.  In the event that any inspection as aforesaid reveals any underpayment by the Company to Yissum in respect of any year of the Agreement in an amount exceeding five percent (5%) of the amount actually paid by the Company to Yissum in respect of such year, then the Company shall pay the cost of such inspection.  Yissum may exercise their rights under this section only once every year per audited party.

7.8.
Any sum of money due to Yissum which is not duly paid shall bear interest from the due date of payment until the actual date of payment at the rate of the Prime rate published by the Bank of Israel plus five percent (5%) on an annual basis.

7.9.
Should any payment required to be made to Yissum in accordance with the provisions of this Agreement, be subject to withholding under law of any taxes assessable upon Yissum, the Company shall inform Yissum of such withholding requirement in advance allowing sufficient time for Yissum to obtain and provide the Company with an appropriate certificate of exemption, if available.  The Company shall fully cooperate with Yissum in its efforts to obtain such exemption (or in obtaining any refund if applicable).  No withholding shall be made if a legally acceptable exemption shall be obtained.  Except as permitted herein, all payments made shall be free and clear of any other withholding of any kind.  Yissum shall have the option to direct the Company to hold the sums due to it that are subject to withholding until the exemption is obtained (and in such an event the Company shall hold the funds in trust for Yissum until the exemption is received and the payment to Yissum is made), all provided that there is no liability or exposure to the Company in so doing; or to direct the Company to pay the sums due after withholding and in such an event the Company shall reasonably cooperate with Yissum, at  Yissum’s expense, in its efforts to reclaim the amount that was withheld and paid to the relevant tax authorities.

8.	Ownership

All rights in the Licensed Technology shall be solely owned by Yissum, and the Company shall hold the rights granted pursuant to the License, and shall make use of them, solely in accordance with the terms of this Agreement.  For the avoidance of doubt, the Development Results shall be solely owned by the Company

9.	Patents

9.1.
The Company shall reimburse Yissum for all previous documented expenses and costs directly incurred by Yissum relating to the registration and maintenance of the Patents listed in Appendix A, in an amount not to exceed US $30,000, within ten (10) days of the execution of this Agreement.

9.2.
The Company, following consultation with Yissum, shall have the first right to prepare, file, prosecute and maintain any patent applications and Patents, at the Company’s expense and subject to the following conditions:

9.2.1.	Unless the parties shall agree otherwise, the Company shall file each Patent application at least in the United States, Europe and Japan;

9.2.2.	Each application and every Patent registration as aforesaid shall be registered in the name of Yissum;

9.2.3.
Patent prosecution decisions (such as the filing of continuation and decisional applications, abandoning an application, changing claims in the course of prosecution or contentious proceedings, electing invention and presenting arguments in the course of prosecution of contentious proceedings) shall be made by the Company, and Patent applications shall be filed by the Company, only after review and comment by Yissum of such decisions and the text of such applications.

Yissum shall provide its comments to a Patent prosecution decision or a Patent application as aforesaid within thirty (30) days of receipt from the Company of the proposed text of such prosecution decision or patent application.  In the event that Yissum fails to provide its comments within such time period, the Company may proceed to make and file such decisions and filings.

Yissum undertakes to cooperate in a timely manner with the Company’s efforts to register and prosecute the Patents, including by executing any documents as may be required for such purpose.  The Company will perform its obligations hereunder through a law or patent attorney firm selected by the Company, subject to Yissum’s approval, not to be unreasonably withheld (“Patent Counsel”).  In the course of providing comments as contemplated herein, if Yissum expresses its reasonable disagreement with the company’s proposed course of action, and Yissum and the Company are unable to reconcile their differences in an expeditious manner, the matter shall be resolved pursuant to the judgment of Patent Counsel;

9.2.4.
Yissum shall be provided with a copy of all material documents generated or received by the Company and/or its attorneys in connection with the prosecution and maintenance of Patent applications and Patents, including – without derogating from the generality of the above, –briefs, office actions, examinations, correspondence, etc.

In order to avoid delays, the Company (i) shall instruct Patent Counsel to provide simultaneous copies of all correspondence to both the Company and Yissum, (ii) shall – subject to the provisions of sub-section 9.2.39.1.3 above – send Yissum a copy of any document it generates at the same time it is sent to its intended recipient, and (iii) shall provide Yissum with a copy of any document it receives that has not also been sent to Yissum within three (3) days of its receipt;

9.2.5.
In any event of termination of the License with respect to a Patent, the control of the patent file with respect to such Patent (and in case of termination of the License in its entirety, the control of all patent files) shall revert to Yissum.  The Company shall take all necessary steps to (i) notify the relevant patent offices that Yissum has assumed the sole right to prosecute and maintain the Patent; and (ii) instruct its patent attorney or attorneys to consider Yissum as its client with regard to the Patent, such that Yissum shall have the sole right to enter the Company’s place vis-à-vis the attorney with respect to such Patent, or – at Yissum’s sole discretion – to instruct the attorney to transfer the patent file and the right to act on behalf of Yissum with respect to such Patent to  Yissum itself, or to another attorney or patent attorney which Yissum shall identify.

9.3.
Notwithstanding the foregoing in Section 9.2, above, should the Company sublicense the Licensed Technology, the Sublicensee shall not be obligated to consult with Yissum concerning the prosecution and maintenance of the Patents and Patent Applications, but shall be required to provide the Company with a copy of all material documents generated or received by the Subicensee and/or its attorneys in connection with the prosecution and maintenance of Patent applications and Patents, and the Company shall promptly provide same to Yissum. In order to avoid delays, the Sublicensee shall instruct its patent counsel to provide simultaneous copies of all material correspondence to both the Sublicensee and the Company, which will in turn promptly provide same to Yissum.

9.4.
In the event that the Company is not willing to fund the registering or maintenance of a patent listed in Appendix A in a certain territory included in the territories listed in Section 9.2.1, solely on the basis of reasonable commercial considerations to be provided in writing by the Company to Yissum, the Company will not be required to effect the registration and/or maintenance of the patent in such territory and Yissum may proceed to do so.  In the event that Yissum decides to proceed with the registration and/or maintenance of the Patent in a certain territory as aforesaid, Yissum shall provide the Company with notice of its intention.  The Company shall then have sixty (60) days to reconsider its decision and, if it then decides to proceed with the registration and/or maintenance of the Patent in such territory, it may do so.  In the event that the Company does not reconsider its decision or fails to register or maintain the Patent following such reconsideration, then, and notwithstanding any other terms of this Agreement, the Company shall continue to pay Yissum Royalties due on any Net Sales made in such territory.

9.5.
The foregoing does not constitute an obligation on the part of any of the parties that any Patent or Patent registration application will indeed be made and/or registered and/or be registerable in respect of the Licensed Technology and/or any part thereof, nor shall it constitute an obligation, warranty, or declaration on the part of any of the parties that a patent registered as aforesaid will afford due protection.

For the avoidance of doubt, the provisions of this Agreement and of Appendix A do not constitute a representation or warranty on the part of Yissum regarding the validity of and/or the protection afforded by any of the Patents and/or Patent registration applications detailed in Appendix A, and Yissum hereby expresses that it has made no examination as to the validity of the Patents and/or Patent applications as aforesaid before the submission thereof for registration.

9.6.
The parties shall assist each other in all respects relating to the preparation of documents for the registration of any patent included in Appendix A or any patent-related right forthwith upon the request of the other party, including taking all appropriate action in order to extend the duration of the patent or obtain any other extension obtainable under law, to maximize the scope of the protection afforded by the patents listed in Appendix A.  The Company shall be primarily responsible to seek extension of protection for the Patents, and in the event it is not willing to do so with respect to a particular Patent, and Yissum obtains such an extension, then the provisions of Section 9.3 shall apply to such Patent mutatis mutandis.

10.	Patent Rights Protection

10.1.
The Company undertakes, in reasonable commercial circumstances and after consultation with Patent Counsel, to take action in the prosecution, prevention, or termination of any Infringement of the Patents listed in Appendix A, and to advise Yissum forthwith upon learning of such Infringement.  The Company shall provide Yissum with a written report summarizing the grounds for its decision to take action as aforesaid or to refrain therefrom.  For the purposes hereof, “Infringement” shall mean any possible or actual infringement or unauthorized possession, knowledge or use of any Patents listed in Appendix A.

10.2.
Should the Company bring suit against an infringer as aforesaid, and Yissum needs to be joined as party plaintiff in any such suit, Yissum shall consent to such joinder and shall have the right to approve the counsel selected by the Company to represent the Company and Yissum, such approval not to be unreasonably withheld.  The expenses of such suit or suits that the Company elects to bring, including any expenses of Yissum incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by the Company, and the Company shall hold Yissum free, clear and harmless from and against any and all costs of such litigation, including attorneys’ fees.  The Company shall not compromise or settle such litigation, or acquire a license to any third party intellectual property in order to settle or bring to a conclusion such litigation, without the prior written consent of Yissum, which consent shall not be unreasonably withheld or delayed, except in cases where the Company can show conclusively that the results of such settlement will have no effect whatsoever on Yissum and/or its past, present or future rights.

10.3.
Any award or settlement payment resulting from legal action initiated by the Company in accordance with the foregoing, shall be utilized, first, to effect reimbursement of documented out-of-pocket expenses incurred by the Company in relation to such legal action, including the reimbursement of amounts required by Section 10.2, above, to be paid to Yissum, and thereafter shall be paid to the Company and shall be deemed Sublicense Consideration received under this Agreement.  Should the Company acquire a license to any third party intellectual property in order to settle or bring to a conclusion any legal action taken as contemplated by this Section 10, then amounts payable to such third party under the license shall be deemed Third Party Royalties.

10.4.
If the Company does not take action in the prosecution, prevention, or termination of any Infringement as aforesaid, and has not commenced negotiations with the infringer for the discontinuance of said Infringement within ninety (90) days after receipt of notice to the Company by Yissum of the existence of an Infringement, and if Yissum in good faith disagrees with the Company that it is in the parties’ mutual best interest not to pursue any such remedies, then the Company shall, in the Company’s sole election, either (a) bestow upon Yissum the right to pursue such remedies, at Yissum’s sole cost, in connection with the Infringement, provided that Yissum does not make any settlement or compromise that affects the interests of the Company in the Product without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed; or (b) pay Yissum the royalties that Yissum would otherwise receive from the Company attributable to the lost sales resulting from such alleged infringement in such country where the alleged infringement is occurring (in other words, the lost sales in such country due to such infringement shall be treated as Net Sales for purposes of determining any royalty owed to Yissum under Section 6.2, above).  The Company shall provide Yissum with all reasonable information relating to lost sales (including information of sales by the infringers, as may be available).

10.5.
Should Yissum elect to bring suit against an infringer as aforesaid, if the Company needs to be joined as party plaintiff in any such suit, the Company shall consent to such joinder, and shall have the right to approve the counsel selected by Yissum to represent Yissum and the Company, such approval not to be unreasonably withheld.  The expenses of such suit or suits that Yissum elects to bring, including any reasonable expenses of the Company incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Yissum and Yissum shall hold the Company free, clear and harmless from and against any and all costs of such litigation, including reasonable attorneys’ fees.  Yissum shall have the sole authority and discretion to compromise or settle such litigation without the prior written consent of the Company, provided, however, that any such compromise or settlement, as the case may be, does not impact upon or restrict the Company’s rights.

10.6.
Subject to the provisions of Section 10.5, above, with respect to the reimbursement of the Company’s expenses, any award or settlement payment resulting from legal action initiated by Yissum in accordance with Section 10.5, above, shall be retained in full by Yissum.

10.7.
Each party shall notify the other immediately upon learning of any Infringement.  Each party shall give the other party prompt written notice of any approach made to it by a patent examiner and/or attorney in connection with any matter that is the subject matter of this Agreement.  The party so approached shall only reply to such approaches after consultation with the other party and subject to their consent, not be to be unreasonably withheld.

10.8.
Each party shall keep the other party apprised of the progress of its actions in providing protection of patent rights as detailed above, and the provisions of sub-section 9.2.49.1.4, above, shall apply mutatis mutandis with respect to protection of patent rights.

10.9.
Each party shall have the right to select its own legal counsel, at its own expense in any suit instituted under this Section 10 by another party for Infringement. Each party agrees to cooperate fully in any action under this Section 10 which is controlled by another party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

11.	Confidentiality

11.1.
The Company warrants and undertakes that, without the prior written consent of Yissum, during the term of this Agreement and for a period of five (5) years subsequent thereto, it shall treat the Yissum Confidential Information (as herein defined) with the same degree of confidentiality as it keeps its own confidential information, but in all events no less than a reasonable degree of confidentiality.  The Company shall also be responsible for its officers and/or employees and/or representatives and/or persons acting on its behalf maintaining the confidentiality of the Yissum Confidential Information.  For the purpose hereof, “Yissum Confidential Information” means any scientific, technical, trade, business or personal information relating to the subject matter of this Agreement,  Yissum, the University, and the Yissum Scientist designated as confidential or which otherwise should reasonably be construed under the circumstances as being confidential disclosed by or on behalf of Yissum or any of their employees, researcher or students to the Company, whether in oral, written, graphic or machine-readable form.

11.2
The obligation contained in this section shall not apply to information which (i) is in the public domain as at the date hereof or to information which hereafter comes into the public domain, unless the Company breaches its obligations pursuant to this Agreement and as a result thereof the information comes into the public domain; (ii) was known to the Company at the time it was disclosed, other than by previous disclosure by or on behalf of Yissum or any of their employees, researcher to students, as evidenced by the Company’s written records at the time of disclosure; (iii) is lawfully and in good faith made available to the Company by a third party who is not subject to obligations of confidentiality to Yissum with respect to such information; or (iv) is independently developed by the Company without the use of or reference to the Yissum Confidential Information, as demonstrated by documentary evidence created contemporaneously with such independent development.

11.3.
Notwithstanding the above, the Company may disclose Yissum Confidential Information only (a) to its employees, Affiliates and Sublicensees, as necessary for the performance of its obligations pursuant to this Agreement, provided that such employees, Affiliates’ and Sublicensees are legally bound by a confidentiality agreement substantially similar in content to this Section 11; (b) to actual and potential business partners, investors, service providers and consultants, provided, in each case, that such recipient of the Yissum Confidential Information first enters into a legally binding agreement with the Company which imposes confidentiality obligations with respect to the Yissum Confidential Information comparable to those set forth in this Agreement and has a minimum term of seven (7) years from date of signature of the binding agreement; provided, however, that where the recipient refuses to agree to a seven year term, the Company may agree to a lesser term which, in no event, shall be less than five (5) years

11.4.
Without prejudice to the foregoing, the Company shall not mention the name of the University and/or Yissum in any manner or for any purpose in connection with this Agreement or any matter relating to the Licensed Technology, without obtaining the prior written consent of Yissum; provided, however, that the Company may make such mention if required by law or in the reasonable and ordinary course of exercising the License.

11.5.
Yissum shall procure that the Yissum Scientist and/or any other person connected with it with regard to the License execute a confidentiality agreement substantially similar in content to this Section 11.

11.6.
Yissum agrees that, without the prior written consent of the Company, in each case, during the term of this Agreement and for five (5) years thereafter, it will keep confidential, and not disclose or use Company Confidential Information (as defined below) other than for the purposes of this Agreement.  Yissum shall treat such Company Confidential Information with the same degree of confidentiality as it keeps its own confidential information, but in all events no less than a reasonable degree of confidentiality.  Yissum may disclose the Company Confidential Information only to employees and consultants of Yissum who have a “need to know” such information in order to enable Yissum to exercise its rights or fulfill its obligations under this Agreement and are legally bound by agreements which impose confidentiality and non-use obligations comparable to those set forth in this Agreement.  For purposes of this Agreement, “Company Confidential Information” means any scientific, technical, trade or business information relating to the subject matter of this Agreement designated as confidential or which otherwise should reasonably be construed under the circumstances as being confidential disclosed by or on behalf of Company pursuant to this Agreement, whether in oral, written, graphic or machine-readable form, except to the extent such information: (i) was known to Yissum at the time it was disclosed, other than by previous disclosure by or on behalf of Company as evidenced by Yissum’s written records at the time of disclosure; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (iii) is lawfully and in good faith made available to Yissum by a third party who is not subject to obligations of confidentiality to Company with respect to such information; or (iv) is independently developed by Yissum without the use of or reference to the Company Confidential Information, as demonstrated by documentary evidence.  For the avoidance of doubt, the Development Results and any part thereof shall be deemed to be Company Confidential Information.

11.7.
Notwithstanding anything to the contrary herein, each party may disclose non-commercial or non-confidential terms of this Agreement to the extent required, in the reasonable opinion of such party’s legal counsel, to comply with applicable laws.  If a party discloses this Agreement or any of the terms hereof as aforesaid, such party agrees, where possible, to seek confidential treatment of portions of this Agreement or such terms, as may be reasonably requested by the other party.  For the avoidance of doubt, the Company may disclose commercial or confidential terms of this Agreement, as necessary or required under applicable laws and regulations, including Israeli and other applicable securities laws and the regulations of the Tel-Aviv Stock Exchange and other applicable exchanges.

11.8.
Without derogating from the terms of this Section 11, the Company may make announcements, publications, presentations and similar disclosures relating to the general subject matter of this Agreement, in connection with the marketing or sale of any Products, or in respect of the progress of the exercise of the License granted hereunder with the prior written approval of Yissum, provided that no such announcement, publications, presentations or similar disclosures may be made where the content of such would state or imply that Yissum, the University or the Yissum Scientist approve of the actions of the Company in connection with this Agreement. No such consent shall be required, however, under the following cumulative conditions: (a) the Company does not disclose any of Yissum Confidential Information (as defined above), (b) the commercial terms of this Agreement are not disclosed, and (c) no information which is likely to be considered material by Yissum in connection with their rights and obligations hereunder is disclosed.  Except as provided above, no party hereto will make any public announcement regarding this Agreement without the prior written approval of the other party. The announcing party shall notify the other party in writing and provide a draft of such public announcement and the other party shall inform the announcing party within 5 business days in the event it has any objections to the draft announcement.

11.9.	This Section 11 shall survive expiry or termination of this Agreement for 5 years subsequent to the termination of this Agreement.

11.10.	The provisions of this section shall be subject to permitted publications pursuant to Section 12 herein.

12.	Publications

12.1.
Yissum shall ensure that no publications in writing, in scientific journals or otherwise, or presentations or other oral disclosures at scientific conventions relating to the Development Plan, the Development Results or the Licensed Technology, and which are subject to the terms and conditions of this Agreement, are published or presented, as the case may be, by it or by the Yissum Scientists, or at the Yissum Scientists’ direction, without the prior written consent of the Company, which consent shall not be unreasonably withheld.

12.2.
Yissum shall provide the Company with a written copy of the material to be so submitted or presented, and shall allow the Company to review such submission to determine whether the publication or presentation contains subject matter for which patent protection should be sought prior to publication or presentation.  The Company undertakes to reply to any such request for consent by Yissum within thirty (30) days of application.  The Company may only decline such an application upon reasonable grounds, which shall be fully detailed in writing.

12.3.
Should the Company decide not to allow publication or presentation as provided above, publication shall be postponed for a period of not more than three (3) months from the date of submission of the request to the Company, in order to enable the necessary patent filings to be made.  After such three (3) months period, the Yissum Scientist shall be free to publish or present the postponed publication in any manner they see fit.

12.4.
Any publication by the Company of information that was developed in whole or in part by the Yissum Scientist or at their direction shall include appropriate credit for, and recognition of, the Yissum Scientist’ contribution, and shall take into account the confidentiality provisions in section 11.

12.5.	The provisions of this section shall not prejudice any other right which Yissum has pursuant to this Agreement or at law.

12.6.
For the avoidance of doubt, the provisions of this section in connection with the prohibition against publication shall not apply to internal publication by  Yissum made in the University for its researcher and employees who are subject to confidentiality agreement with Yissum or the University, and provided that a confidentiality warning is attached to each publication.

13.	Liability and Indemnity

13.1.
Yissum hereby represents and warrants that (i) it has sole and exclusive ownership of the Patents and patent applications listed in Appendix A attached hereto; (ii) it has not granted any rights in or to Licensed Technology that are inconsistent with the rights granted to the Company under this Agreement; (iii) to the best of Yissum’s knowledge and belief, it has the right to grant the License granted under this Agreement free and clear of any third party rights or claims; (iv) it will not transfer, assign, encumber, grant, sell, lease or otherwise dispose of the Licensed Technology other than as may be expressly permitted herein; and (v) it has no knowledge as of the date hereof of any legal suit or proceeding by a third party against Yissum contesting the ownership or validity of the Patents and patent applications listed in Appendix A, or claiming that the practice of such Patents and patent applications in the manner contemplated by this Agreement would infringe the rights of such third party.

13.2.
Except as stated above, Yissum makes no warranties of any kind with respect to the Licensed Technology.  In particular, Yissum makes no express or implied warranties of merchantability or fitness for a particular purpose, or that the use of the Licensed Technology will not infringe any patent, copyright, trademark or other rights of any third party.  In addition, nothing in this Agreement may be deemed a representation or warranty by Yissum as to the validity of any of the patents or their registrability or of the accuracy, safety, efficacy, or usefulness, for any purpose, of the Licensed Technology.  Yissum has no obligation, express or implied, to supervise, monitor, review or otherwise assume responsibility for the production, manufacture, testing, marketing or sale of any product or service.  Yissum shall have no liability whatsoever to the Company or to any third party for or on account of any injury, loss, or damage, of any kind or nature, sustained by the Company or by any third party, for any damage assessed or asserted against the Company, or for any other liability incurred by or imposed upon the Company or any other person or entity, arising out of or in connection with or resulting from (i) the production, manufacture, use, practice, lease, or sale of any Product or service; (ii) the use of the Licensed Technology; or (iii) any advertising or other promotional activities with respect to any of the foregoing.

13.3.
The Company shall be liable for any loss, injury and/or damage whatsoever caused to its employees and/or to any person acting on its behalf and/or to the employees of Yissum and/or to any person acting on its behalf and/or the Yissum Scientist, and/or to any third party by reason of the Company’s acts and/or omissions pursuant to this Agreement and/or by reason of any lawful use made of the Licensed Technology, the Development Results or any Product.  Notwithstanding anything else in this Agreement or otherwise, neither Yissum nor the Company will be liable to the other with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (i) any indirect, incidental or punitive damages or lost profits or (ii) cost of procurement of substitute goods, technology or services.

13.4.
The Company undertakes to compensate, indemnify, defend and hold harmless Yissum and/or any person acting on its behalf and/or any of their employees and/or representatives and/or the University and/or the Yissum Scientist (herein referred to as “Indemnitees”) against any liability including, without limitation, product liability, damage, loss or expenses including reasonable legal fees and litigation expenses incurred by or imposed upon the Indemnitees by reason of the Company's acts and/or omissions and/or which derive from its use, development, manufacture, marketing, sale and/or sub-licensing of any Product and/or Licensed Technology (“Claims”).

13.5.
If any Indemnities receives notice of any Claim, such Indemnities shall, as promptly as is reasonably possible, give the Company notice of such Claim; provided, however, that failure to give such notice promptly shall only relieve the Company of any indemnification obligation it may have hereunder to the extent such failure diminishes the ability of the Company to respond to or to defend the Indemnities against such Claim.  Yissum and the Company shall consult and cooperate with each other regarding the response to and the defense of any such Claim and the Company shall, upon its acknowledgment in writing of its obligation to indemnify the Indemnities, be entitled to and shall assume the defense or represent the interests of the Indemnities in respect of such Claim, that shall include the right to select and direct legal counsel and other consultants to appear in proceedings on behalf of the Indemnities and to propose, accept or reject offers of settlement, all at its sole cost; provided, however, that no such settlement shall be made without the written consent of the Indemnities, such consent not to be unreasonably withheld.  Nothing herein shall prevent the Indemnities from retaining its own counsel and participating in its own defense at its own cost and expense.

13.6.
During the term of this Agreement and/or of the License granted hereunder, and after the expiration or termination of this Agreement, for as long as a Product relating to and/or developed pursuant to this Agreement is being commercially distributed or sold by the Company, any Affiliate of the Company and/or by a Sublicensee, the Company and/or its Affiliates and/or a Sublicensee shall, at their own cost and expense, (i) procure and maintain insurance covering clinical trials, and (ii) procure and maintain any other insurance that is consistent with industry standards.

The minimum amounts of insurance coverage required under this section shall not be construed to create a limit of the Company’s liability with respect to its indemnification under this Agreement.  The Company shall name Yissum as an additional insured without any right of subrogation against Yissum in all such insurance policies.

13.7.
The Company shall provide Yissum with written evidence of such insurance upon Yissum’s request.  The Company shall provide Yissum with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance.  A failure by the Company to obtain replacement insurance providing comparable coverage within such fifteen-day period shall be considered a material breach of this Agreement.

13.8.	The breach of any of the Parties’ undertakings and obligations detailed in this Section 13 shall be considered a material breach of this Agreement.

14.	Termination of the Agreement

14.1.	Without prejudice to the parties’ rights pursuant to this Agreement or at law, either the Company or Yissum may terminate this Agreement by written notice to the other in any of the following cases:

14.1.1.
Immediately upon such written notice, if: (i) the other party passes a resolution for voluntary winding up or a winding up application is made against it and not set aside within sixty (60) days; and/or (ii) a receiver or liquidator is appointed for the other party; and/or (iii) the other party enters into winding up or insolvency or bankruptcy proceedings.  The Company and Yissum undertake to notify the other within seven (7) days if any of the abovementioned events occur.

14.1.2.
Notwithstanding the foregoing, in the event a receiver or trustee (or the like) is appointed or the Company has entered into a settlement with its creditors and the Company is otherwise meeting its obligations pursuant to this Agreement, Yissum shall not be entitled to terminate this Agreement as contemplated under Section 14.1.1 during such period.

14.1.3.
After 60 days of such written notice, upon material breach of this Agreement, where such breach has not been remedied within the 60 day period; and after 90 days of such written notice upon a remediable non-material breach of this Agreement where such breach has not been remedied within the 90 day period.  Notwithstanding the foregoing, in the event that any breach is not susceptible of cure within the stated period and the breaching party uses diligent good faith efforts to cure such breach, the stated period will be extended by an additional 30 days.

In addition to the above, and without prejudice to Yissum’s rights pursuant to this Agreement or at law, Yissum shall be entitled to terminate this Agreement (i) immediately upon written notice to the Company if an attachment is made over the Company’s assets and/or if execution proceedings are taken against the Company and the same are not set aside within 60 days of the date the attachment is made or the execution proceedings are taken; or (ii) if the Company fails to pay in full the Research Fee (as defined in the Sponsored Research Agreement, signed between it and Yissum on June xx, 2011) (the “Research Agreement”), on the schedule set forth on Appendix B of the Research Agreement, within thirty (30) days written notice to pay by Yissum, other than because of Yissum’s inability to replace the Yissum Scientist as set forth in Section 2(b) of the Research Agreement.

14.2.	The Company may terminate this Agreement upon thirty (30) days prior written notice to Yissum.

14.3.
Upon termination of this Agreement, the Licenses shall terminate.  Upon termination of the Licenses for any reason or under any circumstances, the Licensed Technology and all rights included therein shall revert to Yissum, and Yissum shall be free to enter into agreements with any other third parties for the granting of a license and/or to deal in any other manner with such right as it shall see fit at its sole discretion.  The foregoing shall not derogate from the provisions of Section 5.2.3, above.

The Company shall return and/or transfer to Yissum, within 30 days of termination of the Licenses, all material, in soft or hard copy, relating to the Licensed Technology and/or Products connected with the Licenses, and it may not make any further use thereof.  In case of termination as set out herein, the Company will not be entitled to any reimbursement of any amount paid to Yissum under this Agreement.  Yissum shall be entitled to conduct an audit in order to ascertain compliance with this provision and the Company agrees to allow access to Yissum and/or their representatives for this purpose, all in accordance with the applicable provisions of this Agreement, mutatis mutandis.

14.4.
Upon the termination of the License for any reason other than the expiration of its term, including termination by the Company of this Agreement pursuant to Section 14.2, or termination by Yissum of this Agreement pursuant to Sections 14.1.1, 14.1.3, or 17.9 hereof, the Company shall transfer and assign to Yissum all of the Development Results and any information and documents, in whatever form, relating thereto; subject, however, to any conditions preventing or governing such transfer and assignment set out in the applicable laws and regulations governing the Grants received by the Company and used in generation of the Development Results, (“Grant Transfer Conditions”), in which case the Company will not be required to transfer and assign the Development Results as contemplated above unless and until Yissum either (i) agrees in writing to assume all obligations required by the Grant Transfer Conditions, or (ii) reaches another arrangement with the grantors of the Grants which absolves the Company of any liability to such grantors with respect to the transfer and/or assignment of the Development Results.  The Company shall fully cooperate with Yissum to effect such transfer and assignment and shall execute any document and perform any acts required to do so.  Subsequent to such transfer and assignment, the Company acknowledges that Yissum shall be free to utilize the Development Results as it sees fit (subject to the Grant Transfer Conditions), including but not limited to the grant of licenses to third parties.

In the event that the Development Results transferred and assigned to Yissum as set forth in this sub-section 14.4 shall be licensed to a third party and shall generate license fees and/or royalties and/or Sublicense fees to Yissum or Yissum’s designate or any assignee, then subject to the Company having complied and continuing to comply with all its obligations under this Agreement which remain in existence following termination of the License as aforesaid, Yissum shall pay to the Company 25% (twenty-five percent) of the Net Proceeds actually received by Yissum or Yissum’s designate or any assignee in respect of such license to such third party, until such time as the Company shall have received, in aggregate, the full amount of the documented capital investment actually expended out-of-pocket by the Company in order to generate the Development Results, less any amounts received or receivable by the Company from third parties in connection with the Licensed Technology or Development Results prior to the transfer and assignment of the Development Results to Yissum, as certified by external independent auditors agreed upon by the Parties (the “Development Reimbursement”).  Notwithstanding the foregoing, Yissum shall be entitled to deduct from the Development Reimbursement any amount that they are required to pay pursuant to the Grant Transfer Conditions.  Yissum shall pay to the Company amounts, if any, payable under this sub-Section 14.4, within ninety (90) days of receipt of the relevant Net Proceeds.

For the purpose of this section, “Net Proceeds” means royalties or license fees actually received by Yissum or Yissum’s designate or any assignee in respect of such license with a third party (excluding funds for research and/or development at the University, or payments for the supply of services) after deduction of all costs, fees and expenses incurred by Yissum in connection with such license (including, without limitation, patent costs, and all attorneys fees and expenses and other costs and expenses in connection with the negotiation and conclusion of such license).

14.5.
Notwithstanding the aforesaid, the expiration or termination of this Agreement or the License thereunder shall not release the Company from its obligation to carry out any financial or other obligation which it was liable to perform prior to the Agreement’s expiration or termination, nor from its obligation to reimburse Yissum under this Agreement for any expense that Yissum became obligated for towards a third party prior to the termination of this Agreement, regardless of whether the bill from the third party was received by Yissum prior to or after the termination of this Agreement.

14.6.	In addition, sections 7, 8, 9.2.5, 11, 13, 14.5, 15, 16, and 18 shall survive the termination of this Agreement.

15.	Law

The provisions of this Agreement and everything concerning the relationship between the parties in accordance with this Agreement shall be governed by Israeli law and, subject to the provisions of Section 16, below, jurisdiction shall be granted only to the competent court in Jerusalem, except that Yissum may enforce a final judgment against the Company in any other jurisdiction outside the State of Israel in which the Company has assets or a place of business.  The Company hereby waives any immunity it may have against enforcement of any judgment obtained against it by Yissum.

16.	Arbitration

16.1.
All differences and disputes arising between the parties in connection with the Agreement and/or its interpretation and/or its performance and/or breach, shall be referred for the decision of a single arbitrator, whose identity shall be determined by mutual consent of the parties.

16.2.
Should the parties not reach agreement as to the identity of the arbitrator within 14 days of request by either party for the appointment of an arbitrator, the arbitrator shall be appointed by the Chairman of the Jerusalem District Committee of the Israel Bar Association on the application of either of the parties.

16.3.
The arbitration shall be held in Israel.  The arbitrator shall not be bound by the civil procedure regulations and laws of evidence but shall base his/her decision on the substantive law of Israel and shall give grounds for his/her decision.  The arbitrator shall be empowered to grant temporary injunctions and orders, which shall be enforceable in foreign jurisdictions, as per section 16 above.

16.4.	The decision of the arbitrator shall be final and binding upon the parties, and shall be enforceable in foreign jurisdictions.

16.5.	The execution of this Agreement shall constitute the execution of an Arbitration Agreement.

17.	Miscellaneous

17.1.
Relationship of the Parties.  It is hereby agreed and declared between the parties that they shall act in all respects relating to this Agreement as independent contractors and there neither is nor shall there be any employer-employee or principal-agent relationship and/or partnership relationship between the Company (and/or any of its employees) and Yissum.  Each party will be responsible for payment of all salaries and taxes and social welfare benefits and any other payments of any kind in respect of its employees and office holders, regardless of the location of the performance of their duties, or the source of the directions for the performance thereof.

17.2.
Assignment.  The parties may not transfer and/or assign and/or endorse their rights and/or duties and/or any of them pursuant to this Agreement to another, without the prior written consent of the other party; except that each party may, without such consent, assign this Agreement and the rights, obligations and interests of such party, in whole or in part, to any of its Affiliates, and to a corporate entity with the same ownership as BioLineRx Ltd. (the limited partner of the Company), to any purchaser of all or substantially all of its assets or research to which the subject matter of this Agreement relates, or to any successor corporation resulting from any merger or consolidation of such party with or into such corporation, provided that the assignee has at least the same or better capability (in terms of its financial, scientific, and industrial capabilities) as the assigning party to perform the assigning party’s undertakings and obligations under this Agreement.

In addition, Yissum shall have the right to assign any of its monetary rights under this Agreement to any third party at its discretion, and shall provide the Company with a notice of any such assignment.

17.3.
No waiver.  The failure or delay of a party to the Agreement to claim the performance of an obligation of the other party shall not be deemed a waiver of the performance of such obligation or of any future obligations of a similar nature.

17.4.
Linkage.  All payments to be effected in accordance with the terms of this Agreement and denominated in New Israeli Shekels shall be linked to the Israeli Consumer Price Index, and the month of the signing of this Agreement shall serve as the base for all calculations.

17.5.	Legal Costs. Each party shall bear its own legal expenses involved in the making of this Agreement.

17.6.	Entire Agreement. This Agreement constitutes a full and complete Agreement between the parties and may only be amended by a document signed by both parties.

17.7.
Taxes.  Prices mentioned in this agreement do not include Value Added Tax (VAT).  All taxes and duties to be paid in connection with this agreement, including any VAT, shall be borne by the Company.  Any duties or taxes paid by Yissum in connection with this contract, which are not imposed on the income of Yissum, shall be reimbursed by the Company.

17.8.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

17.9.
Force Majeure.  No party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed. Notwithstanding the above, if the delay resulting from such causes of nonperformance continues for more than 18 months, then Yissum shall be entitled to terminate this Agreement; such termination will not be considered a termination due to breach by the Company.

17.10.
Severability.  If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

17.11.	This Agreement shall be binding upon the parties once executed by both parties and shall enter into force and become effective as of the Effective Date first written above.

18.	Notices

All notices and communications pursuant to this Agreement shall be made in writing and sent by facsimile or by registered mail or served personally at the following addresses:

(a)   Yissum Research Development Company
of the Hebrew University of Jerusalem Ltd.
P.O. Box 39135,
Jerusalem 91390
Israel
Attn:    Shoshi Keynan Business Development, Pharmaceuticals
Bob Trachtenberg, General Counsel
Fax: 02-658-6669

(b)   The Company
BioLineRx, Ltd.
19 Hartum Street
P.O. Box 45158
Jerusalem, 91450
Israel
Attn:   CFO, BioLineRx Ltd.
Fax:     02-548-9101

With a copy (which shall not constitute notice) to:

Yigal Arnon & Co., Law Offices
22 Rivlin Street
Jerusalem, 94263
Israel
Attn:    Barry Levenfeld, Adv.
Fax:      02-623-9236

or such other address furnished in writing by one party to the others. Any notice served personally shall be deemed to have been received on the day of service, any notice sent by registered mail as aforesaid shall be deemed to have been received seven days after being posted by prepaid registered mail. Any notice sent by facsimile shall be deemed to have been received by the next business day after receipt of confirmation of transmission.

[Signature Page Follows Immediately]

[Signature Page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

BioLineRx, Ltd.			Yissum Research Development Company of the Hebrew University of Jerusalem Ltd.

By:	/s/ Philip Serlin	/s/ Kinneret Savitsky	By:	/s/ Yaakov Michlin	/s/ Shosi Keynan
Name:	Philip Serlin	Kinneret Savitsky	Name:	Yaakov Michlin	Shosi Keynan
Title:	CFO & COO	CEO	Title:	President and CEO	VP Licensing Pharmaceuticals
Date:	June 23, 2011	June 23, 2011	Date:	June 23, 2011	June 23, 2011

I, the undersigned, Professor Hermona Soreq, have reviewed, am familiar with and agree to all of the above terms and conditions.  I hereby undertake to cooperate fully with Yissum in order to ensure their ability to fulfill their obligations hereunder, as set forth herein.

/s/ Hermona Soreq	June 23, 2011

Prof. Hermona Soreq	Date signed

Appendix A
Patents
Family I
			Application		Publication		Patent
Patent ID	Status	Country	Date	Number	Date	Number	Date	Number
2584-01	Exhausted	PCT	24/05/2002	PCT/IL02/00411	9/1/2003	WO 03002739
2584-02	Granted	US	27/03/2003	10/402,016	20/11/2003	US-2003-0216344-A1	11/7/2006	7,074,915
2584-03	Examination	Europe	24/05/2002	2726406.8	25/02/2004	1390493
2584-04	Examination	Canada	24/05/2002	2,458,806
2584-05	Granted	Australia	24/05/2002	2.002E+09			18/10/2007	2.002E+09
2584-06	Granted	Japan	24/05/2002	2003-509100			5/9/2009	4316373
2584-07	Granted	India	24/05/2002	01497/KOLNP/2003			24/06/2009	235040
2584-08	Granted	New Zealand	24/05/2002	529549			13/11/2008	529549
2584-09	Granted	US	1/2/2006	11/346,145	10/8/2006	US-2006-0178333-A1	25/11/2008	7,456,154
2584-10	Examination	US	7/10/2008	12/287,274

Family II
			Application		Publication		Patent
Patent ID	Status	Country	Date	Number	Date	Number	Date	Number
2806-00	Examination	Israel	26/10/2003	158600
2806-01	Exhausted	PCT	26/10/2004	PCT/IL2004/000978	05/06/2005	WO2005/039480
2806-02	Abandoned	US	26/10/2004	11/187,719
2806-03	Examination	Europe	23/10/2004	4791840.4	26/07/2006	1682072
2806-04	Filed	Canada	26/10/2004	2,543,305		CA 2543305 A1
2806-05	Allowed	Japan	26/10/2004	2006-537550		JP 2007 509186
2806-06	Examination	US		11/788,321		US 2006 069051A1

Family III
			Application		Publication		Patent
Patent ID	Status	Country	Date	Number	Date	Number	Date	Number
3410-00	Expired	US	14/08/2008	61/088,926
3410-01	Expired	US	19/02/2009	61/202,326
3410-02	Exhausted	PCT	13/08/2009	PCT/IL2009/000801	18/02/2010	WO2010/018583
3410-03	Filed	US	13/08/2009	13/058,876

Exhibit to also include all inventions, know-how and other intellectual property developed by the
Yissum Scientist in her laboratories whether directly or by the researcher and students working under their supervision, and related to EN-101 compounds.

Appendix B
The Development Plan follows this page

Appendix C

Form of MTA

MATERIAL TRANSFER AGREEMENT
RELATING TO THE TRANSFER OF
BIOLOGICAL, CHEMICAL AND OTHER TANGIBLE MATERIALS
FOR RESEARCH PURPOSES ONLY

This Agreement (hereafter “Agreement”) is made effective between Yissum Research Development Company of the Hebrew University of Jerusalem, (hereafter “Yissum”), located at Edmond Safra Campus, Givat Ram, POB 39135, Jerusalem, 91390, Israel, and:

Prof./Dr. ___________________
(hereinafter the “Requesting Scientist”)

of: _________________________ (hereinafter the “Institute”)
located at: ___________________________________________

WHEREAS:

The Institute is engaged in research and development in the field of _______________________________________________________ (the “Field”); and

WHEREAS:

The Hebrew University of Jerusalem (the “University”) has developed _________________________ (the “Materials”) under the supervision of ___________________ (the “Researcher”); and related to the research project in the area of: _______________________________________________________ (the “Project”); and

WHEREAS:

Yissum is the exclusive representative of the University and of the Researcher in all aspects relating to this Agreement; and

WHEREAS:

Yissum and BioLine Innovations Jerusalem L.P. (“BioLine”) have entered into a license Agreement whereby Yissum has granted BioLine an exclusive license to the Materials; and

WHEREAS:

The Institute desires to evaluate the Materials solely for the purpose of non-commercial scientific Research to be conducted solely at the Institute, with the collaboration of Yissum (the “Research”); and

WHEREAS:

Yissum is willing to make the Materials available to the Institute strictly upon the terms and conditions, as follows:

The above recitations shall be considered as an integral part of this Agreement.

NOW THEREFORE, in consideration of the above and in further consideration of the terms and conditions as shown in this Agreement, the undersigned parties agree as follows:

1.	Transfer and Use of Materials

1.1
The transfer of Materials shall be carried out strictly under the terms of the present Agreement.  The Requesting Scientist will use, handle, store, transport, dispose of and contain the Materials in compliance with all laws, regulations, and guidelines applicable to the Materials.

1.2
The Materials are to be used by the Requesting Scientist only for non-commercial scientific research in performance of the Research as defined above, and only within the laboratories of the Institute, all as described in Appendix A attached hereto.

1.3	The Research shall terminate within a period of ninety (90) days starting from the date of the receipt of the Materials.

1.4
Except for the evaluations as detailed in Appendix A, the Institute will not, directly or indirectly, use commercially or otherwise engage in experiments or any development activities whatsoever with the Materials or their progeny and derivatives, including without limitation, commercially sponsored research.

1.5
Upon the termination of the Research, as specified in clause 1.3, the Institute will provide each of Yissum and BioLine with a report setting forth all data, know-how, conclusions, Results, discoveries and inventions which arose out of, or in connection with the Research (the “Research Results”), and shall, at the request of Yissum, return to Yissum or destroy all unused portions of the Materials.

1.6
The Materials shall not be provided by the Institute, or their existence or nature disclosed by the Institute, to anyone, including scientific collaborators, other than employees at the laboratory of the Requesting Scientist at the Institute, subject to the Requesting Scientist’s immediate and direct control.

1.7
The Materials shall not be used for any purposes other than those specifically denoted herein. Particularly, the Materials shall not be utilized in, or co-mingled with, any other Research project or program ongoing now or in the future in the laboratories of the Institute, whether or not it was funded by any other private or public party, with the exception of the Research, as defined in this Agreement.  In addition, the Institute will not breed the Materials with any other lines.  In addition, the Materials are provided to Institute and Requesting Scientist for use only in laboratory animals or in vitro experiments. The Materials shall not be used in humans.

1.8	The Institute is specifically prohibited from taking any action or initiating any steps in connection with the Materials which may result in the reverse-engineering of the Materials.

1.9
It is the intent of the parties that the transfer of Materials be considered a bailment, and shall be considered neither a conditional nor an unconditional sale.  Any monies transferred in conjunction with the transfer of the Materials shall be only to cover the costs associated with the transfer, and shall not represent consideration for an exchange of title thereto.

1.10
The Materials are experimental in nature, and may have biological and/or chemical properties which are unpredictable and unknown at the time of transfer.  The Materials are provided “AS IS” and with no warranties, express or implied, and Yissum expressly disclaims any warranty of merchantability, fitness for a particular purpose or non-infringement.  Yissum makes no representation that the use of the Materials will not infringe the patent or proprietary rights of any third party.

1.11
Neither Yissum nor the Researcher nor BioLine will be liable for loss or damage arising from use of the Materials by Institute or anyone obtaining it from the Institute, or anyone on behalf of the Institute.  The Institute shall assume all responsibility, financial and otherwise, for the consequences, either to the Institute or to any third party, of utilizing the Materials.  The Institute shall indemnify Yissum and hold Yissum and/or BioLine harmless for any claim of liability made against Yissum and/or BioLine in conjunction with or related to the use handling, storage, transportation and disposition and containment of the Materials by the Institute.

1.12
Limitation of Liability.  IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF OR IS OTHERWISE ON NOTICE OF SUCH POSSIBILITY.

1.13
Title to Materials and all materials derived therefrom shall remain with Yissum, and Yissum retains the right to have any such Materials or any materials derived therefrom returned to Yissum upon request.  The Institute and the Requesting Scientist acknowledge that the Materials are subject to an exclusive license to BioLine.

1.14
The Institute hereby undertakes not to publish any information relating to the Research Results and/or data resulting from any research and or experiments involving the Materials, without obtaining Yissum’s prior written consent to the publication and the manner of making such publication, which consent may be withheld at Yissum’s sole discretion.

1.15
The Institute shall maintain full and absolute confidentiality and shall also be liable for its employees and/or representatives and/or persons acting on its behalf maintaining absolute confidentiality concerning, inter alia, all information, details and data which is in and/or comes to its knowledge and/or that of its employees, representatives and/or any person acting on its behalf directly or indirectly relating to the Materials, the Project and the Research Results for the entire term of this Agreement and for an and for an unlimited period of time after its termination, cancellation or expiration for any reason whatsoever.  The Institute undertakes not to convey or disclose anything in connection with the aforegoing to any entity, and shall not make any use thereof, other than for the purposes of the Research as detailed in Appendix A.

1.16
Either party may terminate this Agreement by providing the other party with thirty (30) days prior written notice.  Sections 1.5, 1.10 through 1.15, 2.3 and 2.4 will survive termination of this Agreement.

2.	Miscellaneous

2.1
This Agreement shall not, by implication or otherwise, be construed as a grant of a license or any other right or interest in the Researcher’s Project, in information, in Materials, in derivatives or in any products or processes derived therefrom.

2.2	This Agreement shall be binding on the legal successors of the undersigned parties, but it may not be assigned by the Institute, without the prior written consent of Yissum.

2.3
The Institute acknowledges that remedies at law may be inadequate to protect Yissum against any actual or threatened breach of this Agreement by the Institute and, without prejudice to any other rights and remedies otherwise available to Yissum, the Institute agrees to the granting of injunctive relief in favor of Yissum without proof of actual damages.  In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final non-appealable order that this Agreement has been breached by the Institute, then the Institute will reimburse Yissum for its costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with all such litigation.

2.4
The provisions of this Agreement and everything concerning the relationship between the parties in accordance with this Agreement shall be governed by Israeli law and jurisdiction shall be granted only to the competent court in Jerusalem.

Notwithstanding the above, the Institute hereby agrees that, in the event that no treaty exists upholding the enforceability of temporary orders issued by Israeli courts in the foreign jurisdiction in which Yissum may require such an order to be upheld, Yissum may, at its own discretion, elect the place of jurisdiction for the obtaining of writs against it.

The Institute undertakes not to object to the enforcement against it of writs issued by any aforesaid jurisdiction under such circumstances.

2.5
Prices, if any, mentioned in this Agreement do not include Value Added Tax (VAT).  All taxes and duties to be paid in connection with this Agreement, including any VAT, shall be borne by the Institute.  Any duties or taxes paid by Yissum in connection with this Agreement shall be reimbursed by the Institute.

2.6
Any notice required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery, three (3) days after deposit if sent by certified mail, postage prepaid, return receipt requested, or the day after delivery to a recognized overnight courier, to the addresses indicated in the preamble hereinabove.

2.7
This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes any prior agreements, negotiations or representations between the parties with respect to the subject matter hereof, whether written or oral.  This Agreement may be modified only by a subsequent written agreement signed by the parties.  If any provision of this Agreement is held to be unenforceable, the remaining provisions shall continue unaffected.  This Agreement will bind and inure to the benefit of the parties and their successors and assigns.  Any failure to enforce any provision of this Agreement will not constitute a waiver of that provision or of any other provision.  This Agreement may be executed in two or more counterparts, each of which is deemed to be an original, but all of which constitute the same Agreement.

IN WITNESS WHEREOF The parties have caused this Agreement to be duly executed by the respective duly authorized officers as follows:

Authorized representative of the Institute

Company	Authorized representative of Yissum Research Development of the Hebrew University of Jerusalem

By:	By:

Name:	Name:
Title:	Title:
Date:	Date:

Signature of the Requesting Scientist:

Date:

Researcher’s Agreement:

I the undersigned, Prof. _________________, of the Hebrew University of Jerusalem, have reviewed, am familiar with and agree to all of the above terms and conditions.  I hereby undertake to fully cooperate with Yissum in order to ensure its ability to fulfill its obligations hereunder, as set forth herein.

Prof.	Date signed